Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2021 REVENUES

OF $176.3 MILLION, OPERATING INCOME OF $87.2 MILLION AND

DILUTED EPS OF $1.77

Second Quarter Highlights*

•	Revenues of $176.3 million, down 5%

•	Operating income of $87.2 million, down 16%

•	Operating margin of 49.4%

•	Diluted EPS of $1.77, down 20% from $2.20

•	2-year compound annual growth rates of 19% for revenue and 20% for operating income compared to second quarter of 2019

•	Estimated U.S. high-grade market share of 21.1%

•	Record municipal bond trading volume; closed MuniBrokers transaction in April 2021

•	Emerging market trading volume up 11%; estimated market volumes down 17%

•	Record active total client firms of 1,842 and international client firms of 930

*	All comparisons versus second quarter 2020 unless otherwise stated.

NEW YORK, July 21, 2021 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2021.

“Second quarter results were heavily impacted by low levels of credit market volatility in a very tough year over year comparison for MarketAxess,” said Chairman and CEO Rick McVey. ”We are proud of the Company’s record results achieved last Spring during elevated credit spread volatility and high market volume caused by the Pandemic and, though we were not able to duplicate those results, we believe the Company’s long-term revenue and earnings growth rates remain on track. In addition to consistent long-term growth in our core business, we are excited about the progress we are making in our international business, emerging markets, municipal bonds, and new trading protocols. We believe our investments are creating a much broader foundation for future growth that will be evident when more normal levels of volatility return to fixed income markets.”

Second Quarter Results

Total revenues for the second quarter of 2021 decreased 4.6% to $176.3 million, compared to $184.8 million for the second quarter of 2020. Operating income was $87.2 million, compared to $104.1 million for the second quarter of 2020, a decrease of 16.3%. Operating margin was 49.4%, compared to 56.4% for the second quarter of 2020. Net income totaled $67.3 million, or $1.77 per share on a diluted basis, compared to $83.9 million, or $2.20 per share, for the second quarter of 2020.

Commission revenue for the second quarter of 2021 decreased 9.1% to $156.4 million, compared to $172.1 million for the second quarter of 2020. Variable transaction fees decreased 13.0% to $127.1 million for the second quarter of 2021, compared to variable transaction fees of $146.0 million for the second quarter of 2020. Commission revenue includes $1.1 million generated by MuniBrokers, which was acquired in April 2021. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume was an estimated 21.1% for the second quarter of 2021, compared to an estimated 21.5% for the second quarter of 2020. Estimated U.S. credit TRACE trading volume decreased by 18.7% year-over-year.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $19.9 million, compared to $12.7 million for the second quarter of 2020. The increase in all other revenue was principally due to $3.8 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub, which was acquired from Deutsche Börse Group in November 2020, and $1.3 million of revenue due to the weaker U.S. dollar to U.K. pound sterling exchange rate.

Total expenses for the second quarter of 2021 increased 10.5% to $89.2 million, compared to $80.7 million for the second quarter of 2020. The increase in total expenses was largely due to higher depreciation and amortization of $4.8 million, which includes $2.8 million of acquired intangibles expense; higher professional and consulting fees of $2.6 million, mainly attributable to non-recurring integration costs associated with the Regulatory Reporting Hub transaction of $1.3 million and self-clearing consulting fees of $0.7 million; and higher technology and communication costs of $2.0 million which was partially offset by a decrease in clearing costs of $1.3 million. Expenses in the second quarter of 2021 reflect operating expenses and costs associated with the MuniBrokers and Regulatory Reporting Hub businessess totaling $5.1 million. Excluding the MuniBrokers and Regulatory Reporting Hub expenses, total expenses for the quarter were up 4.2%.

The effective tax rate for the second quarter of 2021 was 21.8%, compared to 19.7% for the second quarter of 2020. The income tax provision for the second quarter of 2021 and 2020 reflected $5.6 million and $5.7 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 637 as of June 30, 2021 compared to 561 as of June 30, 2020. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a quarterly cash dividend to $0.66 per share of common stock outstanding, to be paid on August 18, 2021 to stockholders of record as of the close of business on August 4, 2021.

Share Repurchases

A total of 28,701 shares were repurchased in the second quarter of 2021 at a cost of $13.4 million.

Balance Sheet Data

As of June 30, 2021, total assets were $1.5 billion and included $449.5 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2021 was $1.0 billion.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 21, 2021 at 10:00 a.m. EDT. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 5230777 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading® marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; risks related to the U.K. exit from the European Union; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Kyle White
MarketAxess Holdings Inc.
+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$156,431	$172,092	$332,269	$328,046
Information services	9,844	8,427	19,006	17,069
Post-trade services	9,848	4,054	20,109	8,207
Other	211	222	414	451

Total revenues	176,334	184,795	371,798	353,773

Expenses
Employee compensation and benefits	40,732	41,636	88,820	82,830
Depreciation and amortization	13,097	8,305	24,876	16,372
Technology and communications	10,544	8,592	20,580	16,753
Professional and consulting fees	10,704	8,065	20,344	13,740
Occupancy	3,300	3,286	6,617	6,760
Marketing and advertising	3,128	1,810	4,332	4,485
Clearing costs	4,372	5,713	9,066	11,223
General and administrative	3,280	3,253	6,512	6,386

Total expenses	89,157	80,660	181,147	158,549

Operating income	87,177	104,135	190,651	195,224
Other income (expense)
Investment income	107	714	214	1,983
Interest expense	(171)	—	(362)	—
Other, net	(1,060)	(446)	(2,649)	(1,102)

Total other income (expense)	(1,124)	268	(2,797)	881

Income before income taxes	86,053	104,403	187,854	196,105
Provision for income taxes	18,765	20,549	40,109	37,435

Net income	$67,288	$83,854	$147,745	$158,670

Per Share Data:
Net income per common share
Basic	$1.79	$2.25	$3.94	$4.25
Diluted	$1.77	$2.20	$3.87	$4.16
Cash dividends declared per common share	$0.66	$0.60	$1.32	$1.20

Weighted-average common shares:
Basic	37,508	37,340	37,489	37,322
Diluted	38,104	38,153	38,129	38,115

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$56,413	$75,208	$121,769	$133,178
Other credit [1]	67,074	66,977	145,973	132,587

Total credit	123,487	142,185	267,742	265,765
Rates [2]	3,612	3,846	7,755	9,432

Total transaction fees	127,099	146,031	275,497	275,197

Distribution Fees
U.S. high-grade	21,373	19,635	42,343	39,609
Other credit[1]	7,895	6,329	14,299	12,987

Total credit	29,268	25,964	56,642	52,596
Rates[2]	64	97	130	253

Total distribution fees	29,332	26,061	56,772	52,849

Total commissions	$156,431	$172,092	$332,269	$328,046

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$179.02	$186.67	$182.21	$185.04
U.S. high-grade - floating-rate	36.40	55.06	41.19	51.38

Total U.S. high-grade	174.11	181.41	177.13	178.86
Other credit [1]	194.49	204.66	198.36	201.80

Total credit	184.62	191.66	188.11	189.62

Rates[2]	4.07	4.02	3.86	3.93

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2021	December 31, 2020
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$413,612	$460,858
Cash segregated under federal regulations	50,108	50,059
Investments, at fair value	35,838	28,111
Accounts receivable, net	87,125	79,577
Receivables from broker-dealers, clearing organizations and customers	475,739	279,915
Goodwill	154,789	147,388
Intangible assets, net of accumulated amortization	119,989	95,354
Furniture, equipment, leasehold improvements and capitalized software, net	93,108	85,204
Operating lease right-of-use assets	73,906	75,924
Prepaid expenses and other assets	33,709	29,039

Total assets	$1,537,923	$1,331,429

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$39,278	$62,326
Payables to broker-dealers, clearing organizations and customers	278,303	133,326
Income and other tax liabilities	41,345	42,750
Accounts payable, accrued expenses and other liabilities	65,872	44,354
Operating lease liabilities	91,265	93,612

Total liabilities	516,063	376,368

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	313,683	329,742
Treasury stock	(183,479)	(169,523)
Retained earnings	896,977	799,369
Accumulated other comprehensive loss	(5,444)	(4,650)

Total stockholders’ equity	1,021,860	955,061

Total liabilities and stockholders’ equity	$1,537,923	$1,331,429

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$67,288	$83,854	$147,745	$158,670
Add back:
Interest expense	171	—	362	—
Provision for income taxes	18,765	20,549	40,109	37,435
Depreciation and amortization	13,097	8,305	24,876	16,372

Earnings before interest, taxes, depreciation and amortization	$99,321	$112,708	$213,092	$212,477

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$96,726	$104,853	$73,567	$225,222
Exclude: Net change in trading investments	11,064	(6,880)	5,569	(63,274)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(26,596)	—	66,774	—
Less: Purchases of furniture, equipment and leasehold improvements	(5,552)	(4,973)	(9,809)	(9,264)
Less: Capitalization of software development costs	(8,384)	(6,225)	(16,459)	(13,003)

Free cash flow	$67,258	$86,775	$119,642	$139,681

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$312,858	$398,006	$662,673	$710,194
U.S. high-grade - floating-rate	11,153	16,574	24,779	34,380

Total U.S. high-grade	324,011	414,580	687,452	744,574
Other credit	344,865	327,266	735,885	657,019

Total credit	668,876	741,846	1,423,337	1,401,593
Rates	888,267	955,594	2,009,135	2,400,472

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,143	$6,581	$5,544	$5,957
Other credit	5,521	5,234	5,935	5,256

Total credit	10,664	11,815	11,479	11,213

Rates	14,113	15,169	16,203	19,204

Number of U.S. Trading Days [1]	63	63	124	125
Number of U.K. Trading Days [2]	61	61	124	125

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.